Exhibit 5.1

August 24, 2020

Cummins Inc.
500 Jackson Street
Box 3005
Columbus, Indiana 47202-3005

Ladies and Gentlemen:

We have acted as counsel for Cummins Inc., an Indiana corporation (the “Company”), in connection with a Registration Statement on Form S-3 (Registration No. 333-229659), as amended (the “Registration Statement”), including the prospectus constituting a part thereof, dated February 13, 2019, and the prospectus supplement, dated August 17, 2020 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $500,000,000 aggregate principal amount of the Company’s 0.750% Senior Notes due 2025 (the “2025 Notes”); $850,000,000 aggregate principal amount of the Company’s 1.500% Senior Notes due 2030 (the “2030 Notes”); and $650,000,000 aggregate principal amount of the Company’s 2.600% Senior Notes due 2050 (the “2050 Notes” and, together with the 2025 Notes and the 2030 Notes, the “Notes”) in the manner set forth in the Registration Statement and the Prospectus. The Notes have been issued under the Indenture, dated as of September 16, 2013 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture, between the Company and the Trustee, establishing the terms and providing for the issuance of the 2025 Notes (the “2025 Supplemental Indenture”), by a supplemental indenture, between the Company and the Trustee, establishing the terms and providing for the issuance of the 2030 Notes (the “2030 Supplemental Indenture”) and by a supplemental indenture, between the Company and the Trustee, establishing the terms and providing for the issuance of the 2050 Notes (the “2050 Supplemental Indenture”).

As counsel to the Company in connection with the issuance and sale of the Notes, we have examined: (i) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Indenture, the 2025 Supplemental Indenture, the 2030 Supplemental Indenture and the 2050 Supplemental Indenture; (iii) the Notes; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render the opinions set forth below.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction or organization, and is duly qualified to engage in the activities contemplated by the Indenture; (ii) each of the Indenture, the 2025 Supplemental Indenture, the 2030 Supplemental Indenture and the 2050 Supplemental Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Notes have been duly authenticated in accordance with the Indenture; (iv) the Company is validly existing under the laws of the State of Indiana; (v) the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture, the 2025 Supplemental Indenture, the 2030 Supplemental Indenture, the 2050 Supplemental Indenture and the Notes; and (vi) the execution, delivery and performance by the Company of the Indenture, the 2025 Supplemental Indenture, the 2030 Supplemental Indenture, the 2050 Supplemental Indenture and the Notes has been duly authorized by all necessary corporate action on the part of the Company.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

Cummins Inc.

August 24, 2020

Based upon and subject to the foregoing and the other matters set forth herein and having regard for such legal considerations as we deem relevant, we are of the opinion that the Notes, when delivered by the Company in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof; (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable due to the negligence or willful misconduct of the indemnified party; or (iv) regarding consents to, or restrictions upon, governing law, jurisdiction or venue.

We express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States.

Cummins Inc.

August 24, 2020

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP